Noven Pharmaceuticals, Inc.
11960 Southwest 144th Street
Miami, Florida 33186
(305) 253-5099
www.noven.com

F O R            I M M E D I A T E            R E L E A S E

NOVEN REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

Miami, FL, November 8, 2007 — Noven Pharmaceuticals, Inc. (NASDAQ: NOVN) today announced financial results for the three-month and nine-month periods ended September 30, 2007.

On August 14, 2007, Noven completed the acquisition of JDS Pharmaceuticals, LLC (“JDS”), a specialty pharmaceutical company focused in psychiatry and women’s health. Noven’s results reported today include the results of operations for JDS from that date through September 30, 2007.

The three-month and nine-month periods also include (i) a one-time $100.2 million charge for the JDS purchase price allocated to in-process research and development (the “IPR&D Charge”), which is required under applicable accounting rules, and (ii) a net $3.3 million charge related to reimbursements to Shire plc in connection with the voluntary withdrawal of a portion of Daytrana™ product in the trade channel (the “Withdrawal Charge” and, together with the IPR&D Charge, the “Charges”).

“We are pleased to report the first quarter of combined financial results following our acquisition of JDS, which marked our strategic transition from primarily drug delivery to fully-integrated specialty pharmaceutical company,” said Robert Strauss, Noven’s President, CEO & Chairman. “Excluding the IPR&D and Withdrawal Charges, we posted substantial increases in net income and earnings per share for both the three and nine month periods. Notably, our Novogyne joint venture contributed a record $10.9 million to Noven’s quarterly pre-tax income, underscoring the continuing value of that asset and the current earnings power of our transdermal hormone therapy business.”

2007 Third Quarter Results
Including the impact of the Charges, for the quarter ended September 30, 2007 (the “current quarter”), Noven reported a net loss of $59.0 million ($2.38 loss per share). Excluding the Charges and the related tax effects, net income for the current quarter would have been $7.6 million ($0.30 diluted earnings per share) compared to net income of $5.0 million ($0.20 diluted earnings per share) for the quarter ended September 30, 2006 (the “2006 quarter”). A reconciliation of net income and earnings per share to net income and earnings per share as adjusted to reflect the excluded items is included in an attachment to this press release.

Noven’s net revenues in the current quarter were $21.8 million, an increase of 39% compared to the $15.7 million reported in the 2006 quarter. This increase reflects the recognition of $3.3 million in net revenues associated with sales of JDS’s Pexeva® and Lithobid® products for the period from August 14 through September 30, 2007. The increase also reflected higher sales of Noven’s Vivelle-Dot® estrogen patch and higher license revenues due to the amortization of deferred revenues from additional Daytrana™ sales milestones. Daytrana™ product sales to Shire in the current quarter decreased to $1.4 million from $2.0 million in the 2006 quarter; the Withdrawal Charge had the effect of reducing Daytrana™ product sales for the current quarter by $0.8 million related to allowances for returns.

Noven’s gross margin percentage in the current quarter was 41% compared to 30% in the 2006 quarter. Gross margin in the current quarter benefited primarily from higher overall product revenues, greater transdermal facility utilization, and the continuing benefit of cost reductions implemented in the 2006 quarter. The current quarter also benefited from a 76% gross margin percentage on JDS product sales.

Research and development expenses for the current quarter increased 44% to $3.6 million, primarily attributable to a $0.8 million increase in clinical research associated with Noven’s transdermal pipeline and to $0.5 million in JDS-related research and development expenses. Selling, general and administrative expenses for the current quarter increased $5.9 million or 98% to $11.9 million, reflecting the addition of $3.5 million in JDS-related expenses that include costs associated with JDS’s psychiatry sales force, as well as $2.1 million in costs associated with the partial Daytrana™ withdrawal.

Noven recognized a record $10.9 million in earnings from Novogyne in the current quarter, an increase of 33% compared to the 2006 quarter. Current quarter net revenues at Novogyne increased 15% to a record $38.7 million, primarily due to increased sales of Vivelle-Dot®. Novogyne’s gross margin for the current quarter, at 79%, was consistent with the 2006 quarter. Selling, general and administrative expenses decreased 12% due to the timing of samples expense. Novogyne’s net income for the current quarter increased 32% to $22.5 million, compared to $17.0 million in the 2006 quarter.

2007 Nine-Month Results
Including the impact of the Charges, for the nine-months ended September 30, 2007 (the “current period”), Noven reported a net loss of $46.4 million ($1.87 loss per share). Excluding the Charges and the related tax effects, Noven would have reported net income for the current period of $20.2 million ($0.80 diluted earnings per share) compared to net income of $8.9 million ($0.37 diluted earnings per share) for the nine-months ended September 30, 2006 (the “2006 period”).

Noven’s net revenues in the current period were $60.0 million, an increase of 38% compared to the $43.4 million reported in the 2006 period. This increase primarily reflects increases in Daytrana™ product sales and license revenues and $3.3 million in JDS product sales. Daytrana™ product sales to Shire, which commenced in the 2006 second quarter, increased to $11.0 million in the current period compared to $5.7 million in the 2006 period.

Noven’s gross margin percentage in the current period was 41% compared to 22% in the 2006 period. As in the current quarter, gross margin in the current period benefited primarily from higher overall product revenues, greater transdermal facility utilization, and the continuing benefit of cost reductions implemented in the 2006 quarter. The current period also benefited from a 76% gross margin percentage on JDS product sales.

Research and development expenses for the current period increased 16% to $10.3 million, primarily attributable to a $1.6 million increase in clinical research associated with Noven’s transdermal pipeline and to $0.5 million in JDS-related research and development. Selling, general and administrative expenses for the current period increased $6.6 million or 40% to $23.0 million, primarily due to the addition of $3.5 million in JDS-related expenses as well as $2.1 million in expenses related to the partial Daytrana™ withdrawal.

Noven recognized $25.0 million in earnings from Novogyne in the current period, an increase of 30% compared to the 2006 period. Current period net revenues at Novogyne increased 12% to $107.9 million, primarily due to increased sales of Vivelle-Dot®. Novogyne’s gross margin for the current period, at 79%, was consistent with the 2006 period. Selling, general and administrative expenses were largely unchanged at $28.0 million. Novogyne’s net income for the current period increased 25% to $57.7 million, compared to $46.1 million in the 2006 quarter.

Noven Balance Sheet
At September 30, 2007, Noven had an aggregate $72.4 million in cash and cash equivalents and short-term investments, compared to $153.6 million at year-end 2006. This decrease reflects the payment of $130.4 million in the JDS acquisition; tax payments of $16.2 million; and $5.1 million used to purchase shares under Noven’s recently-established Share Repurchase Program, partially offset by the receipt of an aggregate $50.0 million in milestone payments relating to Shire’s sales of Daytrana™; $18.5 million in distributions received from Novogyne; and $5.9 million received from Shire in connection with Noven’s amphetamine patch development program.

Prescription Update
Total prescriptions for Vivelle-Dot® increased 4% in the current quarter compared to the 2006 quarter, and total prescriptions for Novogyne’s products, taken as a whole, increased 2%. By comparison, the overall U.S. hormone therapy market declined 8% for the same period. Total prescriptions for Daytrana™ (launched in June 2006) increased 64% in the current quarter compared to the 2006 quarter, while prescriptions for ADHD stimulant therapies as a class increased 8% for the same period. Reflecting ongoing generic substitution, total prescriptions for Lithobid® decreased 39% in the current quarter compared to the 2006 quarter. Total prescriptions for Pexeva® increased 21% in the current quarter compared to the 2006 quarter, while for the same period prescriptions for the SSRI class of antidepressants were largely unchanged.

Non-GAAP Financial Information
Under accounting principles generally accepted in the U.S. (“GAAP”), “net income” and “diluted earnings per share” include all charges for the periods reported.  In addition to results determined in accordance with GAAP, in this press release Noven has provided net income and diluted earnings per share for the periods presented excluding the IPR&D Charge and the Withdrawal Charge.  Noven believes that comparing Noven’s period-to-period financial results without giving effect to those items may be helpful to investors to permit them to compare Noven’s period-to-period financial results on a more uniform basis.  For the same reasons, management uses these non-GAAP financial measures to evaluate Noven’s current performance against its historical performance and to plan our future business activities.  These measures should not be considered alternatives to measures computed in accordance with GAAP, nor should they be considered indicators of Noven’s overall financial performance.  Adjusted net income and adjusted diluted earnings per share are limited by the fact that companies may not necessarily compute them in the same manner, thereby making these measures less useful than the same measures calculated in accordance with GAAP.

Conference Call
A conference call with management relating to Noven’s financial results will be broadcast live via the Internet at www.noven.com beginning at 9:00 a.m. Eastern time this morning, November 8th. Thereafter, a rebroadcast of the call will be accessible at the same website for at least two weeks. A taped replay will be available beginning November 8th through November 10th by calling 877-660-6853 (from within the U.S.) or 201-612-7415 (from outside the U.S.) and entering the access code 286 and conference ID number 258318. The conference call will contain forward-looking information in addition to that contained in this press release.

About Noven
Noven Pharmaceuticals, Inc., headquartered in Miami, Florida, has established itself as a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products. Its commercialized transdermal products include Vivelle-Dot® (estradiol transdermal system), the most prescribed estrogen patch in the U.S., and Daytrana™ (methylphenidate transdermal system), the first and only patch approved for the treatment of ADHD.

With the acquisition of JDS Pharmaceuticals in August 2007, Noven has become a broader-based specialty pharmaceutical company with the infrastructure, products and category expertise to market and sell products itself, and with a substantially enhanced late-stage product pipeline.

Products currently marketed through the JDS psychiatry sales infrastructure consist of Pexeva® (paroxetine mesylate) and Lithobid® (lithium carbonate). Products under development in psychiatry consist of Stavzor™ (delayed release valproic acid capsule), Lithium QD (once-daily lithium carbonate), and Stavzor™ ER (extended release valproic acid capsule). Products under development in women’s health consist of Mesafem™ (low-dose paroxetine mesylate), a non-hormonal product entering Phase 3 clinical trials for vasomotor symptoms (hot flashes). See www.noven.com for additional information.

Contact:
Joseph C. Jones
Vice President – Corporate Affairs
(305) 253-1916

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. Statements that are not historical facts, including statements which are preceded by, followed by, or that include, the words “believes,” “anticipates,” “plans,” “expects” or similar expressions and statements are forward-looking statements. Noven’s estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect Noven’s current perspective on existing trends and information. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the current expectations of Noven and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond Noven’s control. By category, these risks and uncertainties include: Daytrana™ - the risk that past Daytrana™ results may not be indicative of future Daytrana™ results; the possibility that Noven may incur significant costs relating to the Daytrana™ market withdrawal and the risk that the estimated amount of product subject to the withdrawal may prove incorrect; the risk that the market for Daytrana™ as well as future sales of Daytrana™ could be adversely affected by a number of factors, including as a result of: (i) the market withdrawal of Daytrana™ as well as any potential continuing issues relating to difficulties in removing the release liner from the Daytrana™ patch, (ii) the resolution of the observations made by the FDA in the Form 483 that Noven received in July 2007, (iii) new market entrants, including from other ADHD products marketed or under development by Shire, (iv) raw material supply interruptions and/or the inability to obtain the active ingredient methylphenidate, and (v) delays or inability to obtain necessary DEA methylphenidate procurement quota; the risk that any adverse effect to the market for Daytrana™ due to the foregoing or other factors could adversely affect Noven’s results of operations and/or its financial position, including limiting Noven’s ability to achieve the additional milestone payments under its agreement with Shire; HT Market - risks associated with increased competition in the HT market; any further impact on Noven’s HT business due to the announcement of additional negative clinical results or otherwise, which could reduce or eliminate any profit contribution by Novogyne to Noven and/or sales of HT products from Noven to Novogyne and Novartis Pharma; the risk that Novogyne may not be able to realize the full value of the marketing rights for Noven’s CombiPatch product; and risks and uncertainties related to the fact that Vivelle-Dot® comprises a substantial majority of Novogyne’s aggregate total prescriptions; Noven’s Partners - the risk that Noven’s development partners may have different or conflicting priorities than Noven’s, which may adversely impact their ability or willingness to assist in the development and commercialization of Noven’s products or to continue the development programs; the possibility that Noven’s development programs may not proceed on schedule or as expected, which could, among other things, prevent Noven from achieving milestone objectives and/or cause delays or cancellations of programs; and the possibility that Noven’s current development priorities could render Noven unable to advance Noven’s other development projects or increase the cost of advancing those projects; JDS Acquisition – the expected benefits of the acquisition of JDS, including expected revenue growth, may take longer than anticipated to achieve and may not be achieved in their entirety or at all; any costs or difficulties that Noven may encounter in the process of integration of the organization and operations of the acquired business into Noven’s existing organization and operations, including the possibility that such integration may be delayed or more costly or difficult than expected and may adversely affect Noven’s results of operations and financial condition; uncertainties as to the future success of ongoing and planned clinical trials and the risk that results from early-stage clinical trials may not be indicative of results in later-stage trials; the unproven safety and efficacy of products under development; the difficulty of predicting FDA approvals, including timing, and that any expected period of exclusivity may not be realized; unexpected adverse events or side effects or inadequate efficacy of a product that could delay or prevent regulatory filings, approval or commercialization, or that could result in recalls or product liability claims of approved products; the difficulty of predicting acceptance and demand for new pharmaceutical products; the impact of competitive products and pricing; risks relating to new product development and launch, including the possibility that any product launch may be delayed or that product acceptance may be less than anticipated as well as risks related to compliance with extensive, costly, complex and evolving governmental regulations and restrictions, and reimbursement policies of government and private health insurers and others; the possibility that patent applications may not result in issued patents, and that issued patents may not be enforceable or could be invalidated; and the impact of competitive responses to Noven’s sales, marketing and strategic efforts. For additional information regarding these and other risks associated with Noven’s business, readers should refer to Noven’s Annual Report on Form 10-K for the year ended December 31, 2006 as well as other reports filed from time to time with the Securities and Exchange Commission. Unless required by law, Noven undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Noven Pharmaceuticals, Inc.

Statements of Operations Data:
(amounts in thousands, except per share	Three Months Ended		Nine Months Ended
amounts) (unaudited)	September 30,		September 30,

	2007	2006	2007	2006

Revenues:
Product revenues – Novogyne:
Product sales	$5,801	$5,273	$15,974	$13,990
Royalties	2,100	1,791	5,764	5,138

Total product revenues — Novogyne	7,901	7,064	21,738	19,128
Product revenues – third parties	8,789	5,761	25,620	15,648

Total product revenues	16,690	12,825	47,358	34,776
Contract and license revenues:
Contract	280	44	179	1,112
License	4,845	2,839	12,432	7,559

Contract and license revenues	5,125	2,883	12,611	8,671

Net revenues	21,815	15,708	59,969	43,447
Expenses:
Cost of products sold – Novogyne	4,286	3,702	10,530	10,304
Cost of products sold – third parties	5,525	5,339	17,522	16,764

Total cost of products sold	9,811	9,041	28,052	27,068
Acquired in-process research and
development	100,150	—	100,150	—
Research and development	3,649	2,527	10,300	8,899
Selling, general and administrative	11,873	6,010	23,003	16,386

Total expenses	125,483	17,578	161,505	52,353

Loss from operations	(103,668)	(1,870)	(101,536)	(8,906)
Equity in earnings of Novogyne	10,948	8,234	25,025	19,323
Interest income, net	1,306	1,168	4,751	2,890

Income (loss) before income taxes	(91,414)	7,532	(71,760)	13,307
Provision (benefit) for income taxes	(32,377)	2,501	(25,335)	4,439

Net income (loss)	$(59,037)	$5,031	$(46,425)	$8,868

Basic earnings (loss) per share	$(2.38)	$0.21	$(1.87)	$0.37

Diluted earnings (loss) per share	$(2.38)	$0.20	$(1.87)	$0.37

Weighted average number of common shares outstanding:
Basic	24,792	23,954	24,787	23,768

Diluted	24,792	24,574	24,787	24,142

	As Of
Balance Sheet Data:
(amounts in thousands) (unaudited)	September 30, 2007	December 31, 2006

Cash and cash equivalents	$11,253	$9,144
Short-term investments	61,100	144,455
Investment in Novogyne	24,664	23,296
Total assets	288,005	281,365
Deferred license revenues	101,885	89,272
Stockholders’ equity	130,971	176,675

Noven Pharmaceuticals, Inc.
Reconciliation of Non-GAAP Measures to GAAP

Statements of Operations Data:	Three Months Ended			Nine Months Ended
(amounts in thousands, except per
share amounts) (unaudited)	September 30, 2007			September 30, 2007

	Non-			Non-
	GAAP[1]	Adjustments	GAAP[2]	GAAP[1]	Adjustments	GAAP[2]

Net revenues	$22,641	$(826)	$21,815	$60,795	$(826)	$59,969
Expenses:
Cost of products sold	9,499	312	9,811	27,740	312	28,052
Acquired in-process research and development	—	100,150	100,150	—	100,150	100,150
Research and development	3,649		3,649	10,300		10,300
Selling, general and administrative	9,753	2,120	11,873	20,883	2,120	23,003

Total expenses	22,901	102,582	125,483	58,923	102,582	161,505

Income (loss) from operations	(260)	(103,408)	(103,668)	1,872	(103,408)	(101,536)
Equity in earnings of Novogyne	10,948		10,948	25,025		25,025
Interest income, net	1,306		1,306	4,751		4,751

Income (loss) before income taxes	11,994	(103,408)	(91,414)	31,648	(103,408)	(71,760)
Provision (benefit) for income taxes	4,396	(36,773)	(32,377)	11,438	(36,773)	(25,335)

Net income (loss)	$7,598	$(66,635)	$(59,037)	$20,210	$(66,635)	$(46,425)

Basic earnings (loss) per share	$0.31	$(2.69)	$(2.38)	$0.82	$(2.69)	$(1.87)

Diluted earnings (loss) per share	$0.30	$(2.68)	$(2.38)	$0.80	$(2.67)	$(1.87)

Weighted average number of common shares outstanding:
Basic	24,792		24,792	24,787		24,787

Diluted[3]	25,028	(236)	24,792	25,263	(476)	24,787

(1)	Non-GAAP amounts for the three and nine months ended September 30, 2007 exclude IPR&D of $100.2 million which was immediately expensed following the completion of the acquisition of JDS as well as amounts associated with the voluntary market withdrawal of a portion of the Daytrana™ product by Shire.

(2)	Reflects operating results in accordance with accounting principles generally accepted in the United States (GAAP).

(3)	Diluted weighted average number of shares outstanding for the three and nine months ended September 30, 2007 on a non-GAAP basis have been adjusted to include shares that were excluded from the GAAP calculation since such shares were antidilutive on a GAAP basis.